December 17, 2013

Diamond Hill Funds

325 John H McConnell Blvd, Suite 200

Columbus, OH 43215

Re: Opinion and Consent

Ladies and Gentleman

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 41 to the Registration Statement, File Nos. 333-22075 and 811-8061 (the “Registration Statement”), of Diamond Hill Funds (the “Trust”).

We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 41 is effective for purposes of applicable federal and state securities laws, the shares of Diamond Hill Small Cap Fund, Diamond Hill Small-Mid Cap Fund, Diamond Hill Mid Cap Fund, Diamond Hill Large Cap Fund, Diamond Hill Select Fund, Diamond Hill Long-Short Fund, Diamond Hill Research Opportunities Fund, Diamond Hill Financial Long-Short Fund, and Diamond Hill Strategic Income Fund, (the “Funds”), each a series of the Trust, if issued in accordance with the then current Prospectuses and Statements of Additional Information of each of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 41 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

Michael.Wible@ThompsonHine.com Fax: 614.469.3361 Phone: 614.469.3297

THOMPSON HINE LLP	41 South High Street	www.ThompsonHine.com
ATTORNEYS AT LAW	Suite 1700	Phone: 614.469.3200
	Columbus, Ohio 43215-6101	Fax: 614.469.3361